UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2019

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 14, 2019, MGP Ingredients, Inc. (the "Company") announced the departure of Vice President and Chief Financial Officer Tom Pigott, effective as of March 29, 2019. Mr. Pigott is leaving the Company to pursue other opportunities.

In addition, the Company announced the promotion of Brandon Gall to Vice President and Chief Financial Officer, effective April 1, 2019. In this capacity, Mr. Gall will serve as the Company’s principal financial and principal accounting officer.

Mr. Gall, 37, has served as the Company’s Corporate Controller since June 2018. Previously he served as Director of Supply Chain and New Business Development Finance from May 2014 through May 2018. He served as Director of Financial Planning and Analysis from January 2012 through April 2014.

Mr. Gall will have a base salary of $285,000. For 2019, Mr. Gall’s target short-term incentive award under the Company's Short-Term Incentive Plan for the attainment of the Company's performance measures will be 50% of his base salary. Mr. Gall will be eligible to participate in the Company’s long-term equity incentive ("LTI") program, with an award for each year as determined by the Compensation Committee. Mr. Gall will receive an award pursuant to the Company's Equity Plan. The 2019 award will vary depending on the Company's performance measured against the performance measures, with a target award of 65% of his base salary.

There is no arrangement or understanding between Mr. Gall and any other persons pursuant to which Mr. Gall was designated as the Company’s principal accounting officer. There are no family relationships between Mr. Gall and any director or executive officer of the Company and no transactions involving Mr. Gall that would require disclosure under Item 404(a) of Regulation S-K. The changes described in this filing are not the result of any matter relating to the Company’s accounting practices or financial statements.

Attached as Exhibit 99.1, and incorporated into this Item 5.02 by reference, is a press release relating to the appointment of Mr. Gall and the departure of Mr. Pigott.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press release dated March 14, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: March 14, 2019	By:	/s/ Thomas J. Lynn
Thomas J. Lynn, Vice President, General Counsel and Corporate Secretary